Exhibit 10.1

Certain information has been omitted from this document in accordance with Regulation S-K, Item 601(b)(10).

First AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is dated as of September 3, 2025 and is entered into by and among (a) (i) SENSEONICS HOLDINGS, INC., a Delaware corporation (“Company”), SENSEONICS, INCORPORATED, a Delaware corporation (“Senseonics Inc” and, together with Company, individually or collectively, as the context may require the “Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as “Lender”) and (c) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, “Agent”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

Recitals

A.                 Borrower, Agent and Lender have entered into that certain Loan and Security Agreement dated as of September 8, 2023, among Borrower, Agent and Lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has agreed to extend and make available to Borrower certain advances of money.

B.                  In accordance with Section 11.3 of the Loan Agreement, Borrower has requested that Agent and Lender agree to amend certain provisions of the Loan Agreement.

C.                 Agent and Lender have agreed to amend the Loan Agreement upon the terms and conditions more fully set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                   Amendments.

1.1               The Loan Agreement is hereby amended to reflect the changes which are attached as Annex A hereto, such that on the First Amendment Closing Date the terms set forth in Annex A hereto which appear in bold and double underlined text (inserted text) shall be added to the Loan Agreement and the terms appearing as text which is stricken (~~deleted text~~) shall be deleted from the Loan Agreement.

1.2               Each reference in the Loan Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan Agreement as amended by this Amendment.

2.                   Borrower’s Representations And Warranties. Borrower represents and warrants that:

2.1               Immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true and correct in all material respects except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date and (ii) no default or Event of Default has occurred and is continuing with respect to which Borrower has not been notified in writing by Agent or Lender.

2.2               Borrower has the corporate or other applicable company power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment.

2.3               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate or other applicable company action on the part of Borrower.

2.4               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

2.5               As of the date hereof, it has no defenses against the obligations to pay any amounts under the Secured Obligations. Borrower acknowledges that each of Agent and Lender has, as of the date hereof, acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.

Borrower understands and acknowledges that each of Agent and Lender is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

3.                   Limitation. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Agent and/or Lender may now have or may have in the future under or in connection with the Loan Agreement (as amended hereby) or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4.                   Effectiveness. This Amendment shall become effective upon the satisfaction of all the following conditions precedent (such date of satisfaction of all such conditions precedent, the “First Amendment Closing Date”):

4.1               Amendment. Borrower, Agent and Lender shall have duly executed and delivered this Amendment to Lender.

4.2               Warrant Amendments. Borrower shall have delivered a duly executed copy of an Amendment No. 1 to Warrant Agreement between each Lender and Company, each in form and substance satisfactory to the applicable Lender.

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4.3               Secretary’s Certificates. A duly executed and compiled Secretary’s Certificate dated as of the First Amendment Closing Date for each of Company and Senseonics Inc.

4.4               Resolutions. A copy of resolutions of each Borrower’s Board (and, if required by such Borrower’s organizational documents, resolutions of stockholders) approving such Borrower’s execution of this Amendment.

4.5               Insurance. Insurance certificates and endorsements in accordance with the requirements of Section 6.2 of the Loan Agreement.

4.6               Payment of Fees and Lender Expenses. Borrower shall have paid both (a) the 2025 Tranche 1 Facility Charge and (b) all reasonable Lender expenses (including all reasonable and documented out-of-pocket attorneys' fees and reasonable and documented out-of-pocket expenses) incurred through the date of this Amendment for the documentation and negotiation of this Amendment, in each case, to the extent invoiced on or prior to the First Amendment Closing Date.

5.                   Post-Closing Requirements. Within sixty (60) days of the date of this Amendment, Borrower shall cause each of Eon Management Services, LLC and Eon Care Services, LLC to execute and deliver to Agent a Joinder Agreement and such other documents and instruments as shall be requested by Agent to effectuate the transactions contemplated by such Joinder Agreement (in each case in form and substance acceptable to Agent).

6.                   Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby to the extent possible under applicable law fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time prior to the execution of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction existing prior to the execution of this Amendment which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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7.                   Counterparts. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment. This Amendment may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

8.                   Incorporation By Reference.  The provisions of Section 11 of the Loan Agreement shall be deemed incorporated herein by reference, mutatis mutandis.

9.                   Reaffirmation. By executing and delivering a counterpart hereof, (i) Borrower hereby agrees that all Advances incurred by Borrower shall be secured by the Collateral pursuant to the applicable Loan Documents in accordance with the terms and provisions thereof and (ii) Borrower hereby (A) agrees that, notwithstanding the effectiveness of this Amendment, after giving effect to this Amendment, the Loan Documents continue to be in full force and effect, (B) agrees that all of the Liens and security interests created and arising under the Loan Documents remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, as collateral security for its obligations, liabilities and indebtedness under the Loan Agreement to the extent provided in, and subject to the limitations and qualifications set forth in, such Loan Documents (as amended by this Amendment) and (C) affirms and confirms all of its obligations, liabilities and indebtedness under the Loan Agreement and each other Loan Document, in each case after giving effect to this Amendment, including the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Loan Documents to secure such Secured Obligations, all as provided in the Loan Documents, and acknowledges and agrees that such obligations, liabilities, guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Secured Obligations under the Loan Agreement and the other Loan Documents, in each case, to the extent provided in, and subject to the limitations and qualifications set forth in, such Loan Documents (as amended by this Amendment).

[Signature Page Follows]

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In Witness Whereof, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

BORROWERS:

SENSEONICS HOLDINGS, INC.

Signature:	/s/ Rick Sullivan
Print Name:	Rick Sullivan
Title:	Chief Financial Officer

SENSEONICS, INCORPORATED

Signature:	/s/ Rick Sullivan
Print Name:	Rick Sullivan
Title:	Chief Financial Officer

Accepted in San Mateo, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	CFO

LENDERS:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	CFO

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By: Hercules Adviser LLC, its Investment Adviser

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Authorized Signatory

HERCULES GROWTH LENDING FUND IV LP

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Authorized Signatory

 ANNEX A

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 8, 2023 and is entered into by and among SENSEONICS HOLDINGS, INC., a Delaware corporation (“Company”), SENSEONICS, INCORPORATED, a Delaware corporation (“Senseonics Inc”) and each other Person that has delivered a Joinder Agreement pursuant to Section 7.13 from time to time party hereto as borrower (together with Company and Senseonics Inc, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time party hereto (each, a “Lender”, and collectively referred to as “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacity, including any successors or assigns, “Agent”).

RECITALS

A.       Borrower has requested Lenders make available to Borrower up to ~~three~~four (~~3~~4) tranches of term loans in an aggregate principal amount of up to ~~Fifty~~One Hundred Million Dollars ($~~50,000,000~~100,000,000) (the “Term Loans”); and

B.       Lenders are willing to make the Term Loans on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1               Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“2025 Term Loan” means any 2025 Term Loan Advance made under this Agreement.

“2025 Term Loan Advance” means each 2025 Tranche 1 Advance, 2025 Tranche 2 Advance, 2025 Tranche 3 Advance, 2025 Tranche 4 Advance and any other funds advanced under Section 2.2.1(a).

“2025 Term Loan Amortization Date” means October 1, 2027; provided however, (a) if the 2025 Tranche 2 Milestone occurs, then October 2, 2028 and (b) if both the 2025 Tranche 2 Milestone and 2025 Tranche 3 Milestone occur, then the 2025 Term Loan Maturity Date.

“2025 Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) (x) the Prime Rate plus (y) 2.40%, and (ii) 9.90%.

“2025 Term Loan Maturity Date” means September 3, 2029; provided that if such day is not a Business Day, the 2025 Term Loan Maturity Date shall be the immediately preceding Business Day.

“2025 Tranche 1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a 2025 Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 1 Commitment” opposite such Lender’s name on Schedule 1.1.

“2025 Tranche 1 Facility Charge” is Four Hundred Twelve Thousand Five Hundred Dollars ($412,500), which is payable to the Lenders in accordance with Section 4.2(f).

“2025 Tranche 2 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a 2025 Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 2 Commitment” opposite such Lender’s name on Schedule 1.1.

“2025 Tranche 2 Milestone” means [***].

“2025 Tranche 3 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a 2025 Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 3 Commitment” opposite such Lender’s name on Schedule 1.1.

“2025 Tranche 3 Milestone” means [***].

“2025 Tranche 4 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a 2025 Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 4 Commitment” opposite such Lender’s name on Schedule 1.1.

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third-party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of any product, product line or intellectual property of or from or exclusive licensing of intellectual property of or from any other Person.

“Adjusted Gross Margin” means, for any period, the ratio, expressed as a percentage, of (a) the Adjusted Gross Profit for such period to (b) Revenue for such period, determined in accordance with GAAP and consistent with past practice, subject to the Revenue Adjustments.

“Adjusted Gross Profit” means, for any period, an amount equal to (i) Revenue for such period, determined in accordance with GAAP and consistent with past practice, less (ii) costs of Revenue for such period, in each case, to the extent applicable, subject to the Revenue Adjustments.

“Advance(s)” means a 2025 Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote fifteen percent (15%) or more of the outstanding voting securities of another Person, or (c) any Person fifteen percent (15%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

~~“Amortization Date” means September 1, 2026; provided however, if the Interest Only Extension Conditions are satisfied, then September 1, 2027.~~

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is another form of a legal entity, such Person’s governing body in accordance with its Organizational Documents.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold or that are under clinical investigation or development by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, in each case for the avoidance of doubt as of the Closing Date or at any time thereafter.

“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds, including, without limitation, those assets permitted under clause (ii) of “Permitted Investments”, in each case excluding Digital Assets.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under Securities Exchange Act of 1934, as amended), directly or indirectly, of forty-nine (49.0%) or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Company (determined on a fully diluted basis); (b) “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt Financing has occurred; (c) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of Company cease to be composed of individuals (i) who were members of that Board of Directors on the first (1st) day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or (~~c~~d) at any time, Company shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding stock, partnership, membership (except for as a result of mergers, liquidations or consolidations permitted under Section 7.9), or other ownership interest or other equity securities of each Subsidiary of Company free and clear of all Liens (other than Permitted Liens).

“Charter” means, with respect to any Person, such Person’s incorporation, formation or equivalent documents, as in effect from time to time.

“Closing Date” means the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Claim” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of a Lender now or hereafter arising or existing under or relating to this Agreement and related Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums.

“Common Stock” means the Common Stock, one-thousandth of a Dollar ($0.001) par value per share, of Company.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease (excluding operating leases in the ordinary course of business and that would not be required to be shown as a liability on a balance sheet prepared in accordance with GAAP (subject to Section 1.3)), dividend, letter of credit or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Default” means any event, circumstance or condition that has occurred or exists, that would, with the passage of time or the requirement that notice be given or both, become an Event of Default.

“Deposit Accounts” means any “deposit accounts”, as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Designated Agreement” means the agreements listed on Schedule 1D attached hereto.

“Digital Assets” means all cryptocurrencies, virtual currencies, coins, tokens and other digital assets.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable by the holders (other than solely for Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or similar fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or fundamental change or asset sale event shall be subject to the prior repayment in full of the Secured Obligations), (b) are redeemable at the option (except as a result of a change of control or similar fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or fundamental change or asset sale event shall be subject to the prior repayment in full of the Secured Obligations) of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for scheduled payments of dividends in Cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty (180) days after the 2025 Term Loan Maturity Date; provided that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Company or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means Fifty Thousand Dollars ($50,000), which fee has been paid to Agent and received by Agent prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“End of Term Charge Percentage” means, for any prepayment or repayment of a 2025 Term Loan Advance occurring (a) prior to the date that is twelve (12) months from the First Amendment Closing Date, three and ninety five-hundredths of one percent (3.95%), (b) on or after the date that is twelve (12) months from the First Amendment Closing Date but prior to the date that is twenty-four (24) months from the First Amendment Closing Date, four and ninety five-hundredths of one percent (4.95%), and (c) on or after the date that is twenty-four (24) months from the First Amendment Closing Date, six and forty five-hundredths of one percent (6.45%).

“Enforcement Action” means, with respect to any Lender and with respect to any Collateral Claim of such Lender or any item of Collateral in which such Lender has or claims a security interest, lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Collateral Claim or Collateral. The filing, or the joining in the filing, by any Lender of an involuntary bankruptcy or Insolvency Proceeding against Borrower also is an Enforcement Action.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Accounts” means (i) any Deposit Account that is used solely as a payroll account for the employees of Borrower or any of its Subsidiaries, the funds in which consist solely of funds held in trust for any director, officer or employee of such Borrower or Subsidiary for (A) salary accruals or (B) amounts held under any employee benefit, deferred compensation or incentive compensation plan maintained by such Borrower or Subsidiary or funds representing earned or deferred compensation for the directors and employees of such Borrower or Subsidiary, collectively not to exceed 100% of the amount to be paid in the ordinary course of business in the then-next payroll cycle (including, without limitation, any bonus payments), (ii) escrow accounts, trust accounts, restricted cash accounts and other Deposit Accounts or Securities Accounts, in each case holding assets that are pledged or otherwise encumbered by Permitted Liens (but only to the extent required to be excluded pursuant to the underlying documents entered into in connection with such Permitted Liens in the ordinary course of business), (iii) accounts containing no (zero) balance so long as the balance in each such account is swept no less frequently than once every Business Day into a Deposit Account subject to an Account Control Agreement, (iv) any Deposit Account with a balance less than $500,000; provided, that the aggregate balance of all such Deposit Accounts excluded pursuant to this clause (iv) shall at no time exceed $500,000 or (v) any other Deposit Account approved by the Agent in its sole discretion.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“First Amendment Closing Date” means September 3, 2025.

“Foreign Subsidiary” means a Subsidiary other than any Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Guarantor” means any Subsidiary of Borrower that enters into a Guaranty.

“Guaranty” means a guaranty with respect to the Secured Obligations, in form and substance satisfactory to Agent that may be entered into from time to time, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Immaterial Subsidiary” means, on any date of determination, any Foreign Subsidiary that has (a) revenues less than two and half percent (2.5%) of the consolidated revenues of Company and its Subsidiaries in each fiscal quarter and (b) assets less than two and half percent (2.5%) of the consolidated assets of Company and its Subsidiaries; provided, that collectively, the Immaterial Subsidiaries in the aggregate shall not have (x) revenues in an aggregate amount that is equal to or greater than five percent (5%) of Company’s and its Subsidiaries’ consolidated revenues tested at the end of each fiscal quarter nor (y) assets in an aggregate amount that is equal to or greater than five percent (5%) of Company’s and its Subsidiaries’ consolidated assets tested at the end of each fiscal quarter; provided, that no Immaterial Subsidiary shall own any material Intellectual Property.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one-hundred twenty (120) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person (except as a result of a change of control, fundamental change or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change or asset sale event shall be subject to the prior repayment in full of the Secured Obligations), (e) “earnouts”, deferred purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, in each case, to the extent the same would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP, (f) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements (other than those arising in the ordinary course of business), (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations.

“Initial Facility Charge” is Three Hundred Seventy-Five Thousand Dollars ($375,000), which is payable to the Lenders in accordance with Section 4.1(i).

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy, liquidation, moratorium, receivership, or insolvency law (including, without limitation, such laws of other countries), including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, administration, winding-up, arrangement, receivership or other similar relief proceedings in the applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date between Loan Parties and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Interest Only Extension Conditions” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and is continuing; and (b) the Performance Milestone shall have occurred.

“Investment” means (a) any beneficial ownership (including stock, partnership interests, limited liability company interests, or other equity securities or ownership interests) of or in any Person, (b) any loan, advance or capital contribution to any Person, or (c) any Acquisition.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary required to join as a Borrower or as a Guarantor pursuant to Section 7.13, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, any Joinder Agreement, all UCC Financing Statements, any Guaranty, any Warrant, any subordination agreement in favor of Agent and/or Lenders, the Pledge Agreement, the Intellectual Property Security Agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means Borrower or any Guarantor.

“Market Capitalization” means, for any given date of determination, an amount equal to (a) the average of the daily volume weighted average price of Company’s common Equity Interests as reported for each of the five (5) Trading Days preceding such date of determination multiplied by (b) the total number of issued and outstanding shares of Company’s common Equity Interests that are issued and outstanding on the date of the determination and listed on the Principal Stock Exchange, subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Market Disruption Event” means any of the following events: (a) any suspension of, or limitation imposed on, trading by the Principal Stock Exchange in shares of common Equity Interests during any period or periods aggregating one hour or longer and whether by reason of movements in price exceeding limits permitted by the Principal Stock Exchange or otherwise relating to the common Equity Interests; or (b) the failure to open of the exchange or quotation system on which the common Equity Interests are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours).

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties and their respective Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means (a) the Designated Agreements and (b) any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases, management contracts and compensatory plans, contracts or arrangements.

“Maximum Term Loan Amount” means ~~Fifty~~One Hundred Million Dollars ($~~50,000,000~~100,000,000).

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between Senseonics Inc and Agent dated as of May 30, 2023.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury ~~Office of Foreign Assets Control~~.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Organizational Documents” means with respect to any Person, such Person’s Charter, and (a) if such Person is a corporation, its bylaws, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Perfection Certificate” means a completed certificate entitled “Perfection Certificate”, dated as of the Closing Date, delivered by Company to Agent and Lenders, signed by Company (as amended pursuant to the terms of this Agreement).

“Performance Milestone” means the satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing, (b) satisfaction of the Tranche 3 Milestone; and (c) receipt by the Agent of evidence satisfactory to Agent (as determined by Agent in its sole discretion) that Borrower has (i) obtained FDA approval of the sale and marketing of the 365-day Eversense system in the United States of America, and (ii) achieved at least Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) in Adjusted Gross Profit for any reporting period ending after the Closing Date and prior to March 31, 2026 measured on a trailing six-month basis as of the date of any of the monthly financial statements delivered in accordance with Section 7.1(a) for such reporting period.

“Permitted Business” means, collectively, (i) any business engaged in by Borrower or any of its Subsidiaries as of the Closing Date or (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in the immediately preceding clause (i).

“Permitted Convertible Debt Financing” means issuance by Company of convertible notes in an aggregate principal amount of not more than One Hundred Million Dollars ($100,000,000) (“Permitted Convertible Debt”); provided that such convertible notes shall (a) both immediately prior to and immediately after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (b) have no scheduled amortization or principal payments, mandatory redemptions or other required payments of principal prior to the date that is one hundred eighty (180) days after the 2025 Term Loan Maturity Date, other than customary payments upon a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term (it being understood that a holder’s option to convert any such Indebtedness into Common Stock (and Cash in lieu of fractional shares) shall not be considered a required mandatory redemption or payment of principal), (c) be unsecured or secured, (d) not be guaranteed by any Subsidiary of Company that is not a Borrower or a guarantor of the Secured Obligations, (e) contain conversion, redemption and fundamental change terms that are usual and customary for convertible notes issued in public or “Rule 144A” offerings, (f) if secured, contain usual and customary subordination terms for public or “Rule 144A” offerings of senior subordinated convertible notes, and (g) if secured, shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (f) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms. For the avoidance of doubt, Permitted Convertible Debt Financing shall not constitute Subordinated Indebtedness.

“Permitted Indebtedness” means:

(i)       Indebtedness of Borrower in favor of any Lender or Agent arising under this Agreement or any other Loan Document;

(ii)      Indebtedness existing on the Closing Date or the First Amendment Closing Date which is disclosed in Schedule 1A;

(iii)     Indebtedness of up to Five Hundred Thousand Dollars ($500,000) in the principal amount outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment, software or other Intellectual Property financed with such Indebtedness;

(iv)     Indebtedness to trade creditors incurred in the ordinary course of business (due within ninety (90) days), including such Indebtedness incurred in the ordinary course of business with corporate credit cards, purchase cards, debit cards and other similar instruments in an aggregate outstanding amount not to exceed One Million Five Hundred Thousand Dollars ($~~500,000~~1,500,000) at any time;

(v)      Indebtedness that also constitutes a Permitted Investment or is secured by a Permitted Lien;

(vi)     Subordinated Indebtedness;

(vii)   reimbursement obligations in connection with letters of credit, bank guarantees or other similar instruments in an aggregate amount not to exceed ~~One~~Two Million Dollars ($~~1,000,000~~2,000,000);

(viii)   other unsecured Indebtedness in an amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(ix)      intercompany Indebtedness of (i) any Loan Party or any Subsidiary owing to another Loan Party and (ii) any Subsidiary that is not a Loan Party owing to another Subsidiary that is not a Loan Party;

(x)       Permitted Licenses, solely to the extent involving the incurrence of Permitted Indebtedness;

(xi)      unsecured guarantees of the obligations of suppliers, customers and licensees of the Borrower incurred to third parties in the ordinary course of business for the purpose of enabling such suppliers, customers and licensees to purchase products that will be supplied, or incorporated into products that will be supplied, to the Borrower by such suppliers, customers or licensees; provided that the aggregate amount of Indebtedness guaranteed under this clause (xi) shall not exceed ~~Two~~Five Hundred ~~Fifty~~ Thousand Dollars ($~~250,000~~500,000) at any time;

(xii)     financing of insurance premiums in the ordinary course of business; provided that the aggregate amount of such insurance premium financed shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time;

(xiii)   Advances or deposits received in the ordinary course of business from customers or vendors;

(xiv)   Indebtedness with respect to performance bonds, appeal bonds and other similar obligations, in an aggregate amount not to exceed $500,000 at any time outstanding;

(xv)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; ~~and~~

(xvi)    the Permitted Convertible Debt Financing; and

(xvii)  ~~(xvi)~~ extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be, and subject to any limitations on the aggregate amount of such Indebtedness.

“Permitted Investment” means:

(i)        Investments existing on the Closing Date or the First Amendment Closing Date which are disclosed in Schedule 1B;

(ii)       (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, (d) money market accounts, and (e) other securities or Investments described in Borrower’s investment policy ~~in effect as of September 7, 2023 and the same copy~~ delivered to Agent ~~prior to the Closing Date~~on August 28, 2025 (as amended or otherwise modified from time to time as approved by the Company’s board of directors with Agent's written consent);

(iii)     repurchases of stock of Borrower from former or current employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or could reasonably be expected to exist after giving effect to the repurchases;

(iv)     Investments accepted in connection with Permitted Transfers;

(v)      Investments (including debt obligations) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business and (b) consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi)     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subsection (vi) shall not apply to Investments of any Loan Party in any Subsidiary of a Loan Party;

(vii)    Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Company pursuant to employee stock purchase plans or other similar agreements approved by Company’s Board of Directors;

(viii)    Investments consisting of travel advances and employee relocation loans in the ordinary course of business not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate, from the Closing Date until the time that no Secured Obligations (other than for inchoate indemnification obligations and any other obligations which, by their terms, survive termination of this Agreement) remain outstanding;

(ix)      (a) Investments in newly-formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement promptly after its formation and executes such other documents as shall be reasonably requested by Agent and (b) Investments by Loan Parties in any Subsidiary that has entered into a Joinder Agreement;

(x)       (a) Investments in Foreign Subsidiaries approved in advance in writing by Agent~~;~~ and (b) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) and associated “true-up” payments, in each case, that are in the ordinary course of business;

(xi)      to the extent constituting Investments, joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(xii)     Permitted Licenses, to the extent constituting Investments; and

(xiii)    additional Investments that do not exceed One Million Dollars ($1,000,000) in the aggregate.

“Permitted License” means:

(i)        licenses and similar arrangements permitted under clause (ii) of “Permitted Transfers”; and

(ii)       (a) any in-license permitted hereunder that relates to improvement or modification of glucose monitoring or insulin delivery systems or technology required to manage diabetes; provided that, the consideration paid in connection with such in-license permitted under this clause (a) does not exceed Five Million Dollars ($5,000,000) in the aggregate and (b) any other in-license permitted hereunder other than as described in the previous clause (a); provided that, the consideration paid in connection with such in-license permitted under this clause (b) does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate and, both immediately prior to and upon consummation of any such in-license under both clause (a) and (b) above, no Event of Default has occurred and is continuing.

“Permitted Liens” means:

(i)	Liens in favor of Agent or Lenders;

(ii)       Liens existing on the Closing Date or the First Amendment Closing Date, as applicable, which are disclosed in Schedule 1C;

(iii)      Liens for Taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP (to the extent required thereby);

(iv)       Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;

(v)       Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi)      the following deposits, to the extent made in the ordinary course of business: deposits to secure the performance obligations (including by way of deposits to secure letters of credit issued to secure the same) under agreements with contract research organizations (CROs) or other similar commercial contracts, commercial supply and/or manufacturing agreements, deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii)    Liens on Equipment or software or other intellectual property (including proceeds and books and records thereof) constituting purchase money Liens and other Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii)    Liens incurred in connection with Subordinated Indebtedness;

(ix)      leasehold interests in leases or subleases (whether as lessor or lessee thereunder) and licenses or sublicenses (other than with respect to Intellectual Property) granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi)      Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii)      statutory and common law rights of set-off and other similar rights and any liens granted pursuant to customary depositary agreement or arrangement as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii)    easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv)    (a) Liens on Cash or the accounts holding such Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (b) security deposits in connection with real property leases, the combination of (a) and (b) in an aggregate amount not to exceed ~~One~~Two Million Dollars ($~~1,000,000~~2,000,000) at any time;

(xv)     Licenses that qualify as Permitted Transfers;

(xvi)    Permitted Licenses;

(xvii)  Liens on Cash securing obligations under corporate credit cards, purchase cards, debit cards and other similar instruments permitted under clause (iv) of the definition of Permitted Indebtedness;

(xviii)  Liens incurred in connection with sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets in the ordinary course of business and permitted by Section 7.8 and, in connection therewith, customary rights and restrictions contained in agreements relating to such transactions pending the completion thereof or during the term thereof, and any option or other agreement to sell, transfer, license, sublicense, lease, sublease or dispose of an asset permitted by Section 7.8;

(xix)    Liens in the nature of deposits, or liens on deposit accounts, to secure (i) the performance of tenders, bids, trade and commercial contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business (including earnest money deposits in respect of any asset acquisition) or (ii) indemnification obligations relating to any disposition; provided that, in each case, such Liens do not secure Indebtedness for borrowed money and are incurred in the ordinary course of business; and

(xx)      Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xix) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means:

(i)       Sales, transfers or other dispositions of Inventory in the ordinary course of business;

(ii)       licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business on an arms’ length basis, including in connection with business development transactions, co-development or co-promotion transactions, collaborations, licensing, partnering or similar transactions that (A) are entered into with commercially reasonable terms, (B) could not result in a legal transfer of title of the licensed property and (C) (x) may be exclusive in respects (including, without limitation a field of use) other than territory or (y) may be exclusive as to territory but only as to discrete geographical areas outside of the United States of America;

(iii)     transfers (A) by and among a Loan Party and any Subsidiary that has ~~executed~~entered into a Joinder Agreement (B) by and among Subsidiaries that are not Loan Parties, (C) from a Subsidiary that is a Loan Party to another Loan Party and (D) of mobile equipment among Loan Parties and their Subsidiaries in the ordinary course of business;

(iv)     transfers constituting the making of Permitted Investments, or the granting of Permitted Liens;

(v)      dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business;

(vi)     use or transfer of Cash in the ordinary course of business in a manner not prohibited by the terms of this Agreement;

(vii)    sale or issuance of Equity Interests of the Company in the ordinary course of business not constituting a Change in Control and otherwise in a manner not prohibited by the terms of this Agreement; and

(viii)   other Transfers of assets having a fair market value of not more than Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between each Borrower party thereto and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prime Rate” means the “prime rate” as reported in The Wall Street Journal or any successor publication thereto.

“Principal Stock Exchange” means NYSE or, if the common Equity Interests are not listed on NYSE, the principal national securities exchange or public quotation system on which the common Equity Interests are then listed for trading or quoted.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Equity Issuance Net Proceeds” means the net proceeds in Cash (excluding any conversion of existing notes, share repurchases, or other holdbacks or discounts) received by Company as consideration for any (a) public or private sale or issuance of any Qualified Equity Interests of Company, (b) contribution to the equity capital of Company (other than in exchange for Disqualified Equity Interests), (c) sale or issuance of Indebtedness of Company (other than intercompany Indebtedness) pursuant to a Permitted Convertible Debt Financing, (d) sale or issuance of Subordinated Indebtedness, or (e) entry into a development, collaboration and/or commercialization agreement relating to a product candidate of Borrower; provided that the amount of Cash received by Company is, (i) in the case of clauses (a) and (b) above, measured at the time made and without adjustment for subsequent changes in value, payable for the fair market value of sale, issuance or contribution and any other property received in connection with such sale, issuance or contribution, and paid by any Person that is not a Loan Party or an Affiliate thereof, and (ii) in the case of clause (c) above, the aggregate principal amount of such Indebtedness.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, investigational new drug applications, pricing and reimbursement approvals, labelling approvals or their foreign equivalent, and wholesale distributor permits).

“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Restricted License” means any material License or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s right to sell any Collateral.

“Revenue” means the Company’s consolidated revenue, as determined in accordance with GAAP.

“Revenue Adjustments”: means, for purposes of calculating Adjusted Gross Margin or Adjusted Gross Profit (as applicable) for any period, the following adjustments: (a) one-time receipts under business development transactions or other extraordinary receipts outside the ordinary course of business (including without limitation, receipts under litigation settlements, tax refunds and insurance policies), plus (b) one-time inventory write-off charges associated with obsolescence of inventory due solely to the transition from the 180-day Eversense system to the 365-day Eversense system, plus (c) other non-cash adjustments approved by Agent in its sole discretion.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing involving the sale and issuance of Company’s Equity Interests that is broadly marketed to multiple investors and which becomes effective after the Closing Date.

“Subsequent 2025 Tranche 2 Facility Charge” means zero point five percent (0.50%) of each Tranche 2 Advance, which is payable to the Lenders in accordance with Section 4.2(g).

“Subsequent 2025 Tranche 3 Facility Charge” means zero point five percent (0.50%) of each Tranche 3 Advance, which is payable to the Lenders in accordance with Section 4.2(h).

“Subsequent 2025 Tranche 4 Facility Charge” means one percent (1.0%) of each Tranche 4 Advance, which is payable to the Lenders in accordance with Section 4.2(i).

“Subsequent Tranche 2 Facility Charge” means zero point five percent (0.50%) of each Tranche 2 Advance, which is payable to the Lenders in accordance with Section 4.2(d).

“Subsequent Tranche 3 Facility Charge” means zero point five percent (0.50%) of each Tranche 3 Advance, which is payable to the Lenders in accordance with Section 4.2(e).

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, fifty percent (50%) or more of the outstanding voting securities including each entity listed on Schedule 1.

“T6M Gross Revenue” means revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP, measured on a trailing six-month basis as of the date of the most recently delivered monthly financial statements in accordance with Section 7.1(a) subject to any quarterly adjustment reflected in the quarterly financial statements delivered in accordance with Section 7.1(b).

“T6M Net Revenue” means revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP, net of adjustments related to returned Ascensia inventory that has been recognized as revenue prior to the applicable tested 6-month period, measured on a trailing six-month basis as of the date of the most recently delivered monthly financial statements in accordance with Section 7.1(a) subject to any quarterly adjustment reflected in the quarterly financial statements delivered in accordance with Section 7.1(b).

“T6M Net Product Revenue” means the net product revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP, from the sale of Eversense system (which, for the avoidance of doubt, may include royalty or profit sharing revenue recognized in accordance with GAAP, but which shall not include any upfront or milestone-based payments under business development or licensing transactions) in the United States of America, measured on a trailing six-month basis as of the date of the most recently delivered monthly financial statements in accordance with Section 7.1(a) subject to any quarterly adjustment reflected in the quarterly financial statements delivered in accordance with Section 7.1(b)

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a 2025 Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 1 Commitment”, “Tranche 2 Commitment” ~~or~~, “Tranche 3 Commitment” or “Tranche 4 Commitment”, as the case may be, opposite such Lender’s name on Schedule 1.1.

“Term Loan” means any 2025 Term Loan Advance made under this Agreement.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance and any other funds advanced under Section 2.2(a).

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) (x) the Prime Rate plus (y) 1.40%, and (ii) 9.90%.

“Term Loan Maturity Date” means September 1, 2027; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (a) there is no Market Disruption Event with respect to the Company’s common Equity Interests and (b) the Principal Stock Exchange is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Tranche” means the 2025 Tranche 1 Advance, 2025 Tranche 2 Advance, 2025 Tranche 3 Advance and/or the Tranche ~~3~~4 Advance, as applicable.

“Tranche 1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 1 Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche 2 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 2 Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche 2 Milestone” means [***].

“Tranche 3 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 3 Commitment opposite such Lender’s name on Schedule 1.1.

“Tranche 3 Milestone” means [***].

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means unrestricted Cash of Borrower maintained in Deposit Accounts or other accounts in the name of a Loan Party subject to an Account Control Agreement in favor of Agent.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

1.2               The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
1940 Act	5.6(b)
2025 End of Term Charge	2.6
2025 Tranche 1 Advance	2.2.1(a)(i)
2025 Tranche 2 Advance	2.2.1(a)(ii)
2025 Tranche 3 Advance	2.2.1(a)(iii)
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11(a)
Collateral	3.1
Company	Preamble
Confidential Information	11.13
Event of Default	9
Existing End of Term Charge	2.6
~~Event of Default~~	~~9~~
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Participant Register	11.8
Payment Date	2.2(e)
Prepayment Charge	2.5
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
Tranche 1 Advance	2.2(a)(i)
Tranche 2 Advance	2.2(a)(ii)
Tranche 3 Advance	2.2(a)(iii)
Transfer	7.8

1.3               Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP as in effect on the date hereof, and all financial computations hereunder shall be computed in accordance with GAAP as in effect on the date hereof, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Notwithstanding anything to the contrary herein or in any other Loan Document, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations under this Agreement or any other Loan Document shall be made in accordance therewith.

1.4               If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document in any material manner, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such requirement shall continue to be computed in accordance with GAAP prior to such change.

1.5               Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.

SECTION 2. THE LOAN

2.1               [Reserved]

2.2               Term Loan Advances.

(a)              Advances.

(i)             Tranche 1. Subject to the terms and conditions of this Agreement, on the Closing Date, Lenders will severally (and not jointly) make, and Borrower agrees to draw, a Term Loan Advance in an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000) (such Term Loan Advance, the “Tranche 1 Advance”).

(ii)             Tranche 2. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, following the satisfaction of the Tranche 2 Milestone and on or prior to June 15, 2024, not more than two (2) additional Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(ii)) in an aggregate principal amount of up to Ten Million Dollars ($10,000,000) (such Term Loan Advances, the “Tranche 2 Advances”)l.

(iii)            Tranche 3. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, following the satisfaction of the Tranche 3 Milestone and on or prior to June 15, 2025, additional Term Loan Advances in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) plus, solely if the Tranche 2 Milestone was not achieved on or prior to June 15, 2024 and therefore no Tranche 2 Advance has been made, additional Term Loan Advances in an aggregate principal amount up to Ten Million Dollars ($10,000,000) in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(iii)) (each, a “Tranche 3 Advance”).

(b)                Maximum Term Loan Amount. The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount. Each Term Loan Advance of each Lender shall not exceed its respective Term Commitment. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(c)                Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date and at least five (5) Business Days before each Advance Date other than the Closing Date) to Agent. Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent set forth in Section 4 and applicable to such Term Loan Advance is satisfied as of the requested Advance Date. Unless otherwise agreed in writing by the Agent on behalf of Lenders, the proceeds of any Term Loan Advance shall be deposited into an account that is subject to an Account Control Agreement.

(d)                Interest. The principal balance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(e)                Payment. Borrower will pay accrued but unpaid interest on each Term Loan Advance on the first Business Day of each month (each such date, a “Payment Date”), beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance of the Term Loan Advances that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations which, by their terms, survive termination of this Agreement) are repaid. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. Agent or Lenders will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each Payment Date of all periodic obligations payable to Lenders under each Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lenders in connection with Section 11.12; provided that, with respect to clause (i) above, in the event that Lenders or Agent informs Borrower in writing that Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific Payment Date, Borrower shall pay to Lenders (or to Agent, for the ratable benefit of Lenders), such amount of periodic obligations in full in immediately available funds on such Payment Date; provided, further, that, with respect to clause (i) above, if Lenders or Agent informs Borrower in writing that Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such Payment Date, Borrower shall pay to Lenders (or to Agent, for the ratable benefit of Lenders) such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lenders or Agent informs Borrower in writing that Lenders will not initiate a debit entry to Borrower’s account for specified out-of-pocket legal fees and costs incurred by Agent or Lenders, Borrower shall pay to Lenders such amount in full in immediately available funds within three (3) Business Days of Agent or Lenders furnishing to Borrower an invoice for such out-of-pocket legal fees and costs incurred by Agent or Lenders.

2.2.1        2025 Term Loan Advances.

(a)                Advances.

(i)                 Tranche 1. Subject to the terms and conditions of this Agreement, on the First Amendment Closing Date, Lenders will severally (and not jointly) make, and Borrower agrees to draw, a 2025 Term Loan Advance in an aggregate principal amount equal to Thirty-Five Million Dollars ($35,000,000) (such 2025 Term Loan Advance, the “2025 Tranche 1 Advance”). Borrower shall be required to use the proceeds of the 2025 Tranche 1 Advance to pay in full all Secured Obligations in connection with the Term Loan Advances (other than any Prepayment Charge (as such term was defined in this Agreement prior to the First Amendment Closing Date) with respect to the Tranche 1 Advance or the Tranche 2 Advance, which Agent and Lenders hereby agree is waived in full).

(ii)               Tranche 2. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, following the satisfaction of the 2025 Tranche 2 Milestone and on or prior to June 15, 2026, not more than two (2) additional 2025 Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of 2025 Term Loan Advances available to be drawn pursuant to this Section 2.2.1(a)(ii)) in an aggregate principal amount of up to Ten Million Dollars ($10,000,000) (such 2025 Term Loan Advances, the “2025 Tranche 2 Advances”).

(iii)             Tranche 3. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, following the satisfaction of the 2025 Tranche 3 Milestone and on or prior to June 15, 2027, additional 2025 Term Loan Advances in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000) plus, solely if the 2025 Tranche 2 Milestone was not achieved on or prior to June 15, 2026 and therefore no 2025 Tranche 2 Advance has been made, additional 2025 Term Loan Advances in an aggregate principal amount up to Ten Million Dollars ($10,000,000), in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of 2025 Term Loan Advances available to be drawn pursuant to this Section 2.2.1(a)(iii)) (each, a “2025 Tranche 3 Advance”).

(iv)              Tranche 4. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, on or prior to the day immediately prior to the 2025 Term Loan Amortization Date, and conditioned on approval by Lenders’ investment committee in is sole and unfettered discretion, additional 2025 Term Loan Advances in an aggregate principal amount of up to Thirty-Five Million Dollars ($35,000,000) plus, (A) solely if the 2025 Tranche 2 Milestone was not achieved on or prior to June 15, 2026 and therefore no 2025 Tranche 2 Advance has been made, additional 2025 Term Loan Advances in an aggregate principal amount up to Ten Million Dollars ($10,000,000) and (B) solely if the 2025 Tranche 3 Milestone was not achieved on or prior to June 15, 2027 and therefore no 2025 Tranche 3 Advance has been made, additional 2025 Term Loan Advances in an aggregate principal amount up to Twenty Million Dollars ($20,000,000), in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of 2025 Term Loan Advances available to be drawn pursuant to this Section 2.2.1(a)(iv)) (each, a “2025 Tranche 4 Advance”).

(b)                Maximum Term Loan Amount. The aggregate outstanding 2025 Term Loan Advances shall not exceed the Maximum Term Loan Amount. Each 2025 Term Loan Advance of each Lender shall not exceed its respective Term Commitment. After repayment, no 2025 Term Loan Advance (or any portion thereof) may be reborrowed.

(c)                Advance Request. To obtain a 2025 Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the First Amendment Closing Date and at least five (5) Business Days before each Advance Date other than the First Amendment Closing Date) to Agent. The 2025 Tranche 1 Advance will be made on or about the First Amendment Closing Date. Lenders shall fund the 2025 Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent set forth in Section 4 and applicable to such 2025 Term Loan Advance is satisfied as of the requested Advance Date. Unless otherwise agreed in writing by the Agent on behalf of Lenders, the proceeds of any 2025 Term Loan Advance shall be deposited into an account that is subject to an Account Control Agreement.

(d)                Interest. The principal balance shall bear interest thereon from such Advance Date at the 2025 Term Loan Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed. The 2025 Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(e)                Payment. Borrower will pay accrued but unpaid interest on each 2025 Term Loan Advance on the first Business Day of each month (each such date, a “Payment Date”), beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance of the 2025 Term Loan Advances that is outstanding on the day immediately preceding the 2025 Term Loan Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the 2025 Term Loan Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations which, by their terms, survive termination of this Agreement) are repaid. The entire principal balance of the 2025 Term Loan Advances and all accrued but unpaid interest hereunder, shall be due and payable on the 2025 Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. Agent or Lenders will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each Payment Date of all periodic obligations payable to Lenders under each 2025 Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lenders in connection with Section 11.12; provided that, with respect to clause (i) above, in the event that Lenders or Agent informs Borrower in writing that Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific Payment Date, Borrower shall pay to Lenders (or to Agent, for the ratable benefit of Lenders), such amount of periodic obligations in full in immediately available funds on such Payment Date; provided, further, that, with respect to clause (i) above, if Lenders or Agent informs Borrower in writing that Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such Payment Date, Borrower shall pay to Lenders (or to Agent, for the ratable benefit of Lenders) such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lenders or Agent informs Borrower in writing that Lenders will not initiate a debit entry to Borrower’s account for specified out-of-pocket legal fees and costs incurred by Agent or Lenders, Borrower shall pay to Lenders such amount in full in immediately available funds within three (3) Business Days of Agent or Lenders furnishing to Borrower an invoice for such out-of-pocket legal fees and costs incurred by Agent or Lenders.

2.3               Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4               Default Interest. In the event any payment is not paid on the scheduled payment date (other than a failure to pay due solely to an administrative or operational error of Agent or Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay), an amount equal to four percent (4%) of such past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(d) plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(d) or 2.4, as applicable.

2.5               Prepayment. At its option upon at least seven (7) Business Days prior written notice (which such notice may be conditioned upon the consummation of a transaction constituting a Change in Control, other transformative transaction or a refinancing of the Loans) to Agent, Borrower may prepay all or a portion of the outstanding 2025 Term Loan Advances by paying the entire principal balance (or such portion thereof) of all accrued and unpaid interest thereon, all unpaid Lender’s fees and expenses due hereunder accrued to the date of the repayment (including, without limitation, the portion of the 2025 Term Loan End of Term Charge applicable to the aggregate original principal amount of the 2025 Term Loan Advances being prepaid in accordance with Section 2.6(a)), together with a prepayment charge equal to the following percentage of the outstanding principal amount of such 2025 Term Loan Advance amount being so prepaid: with respect to each 2025 Term Loan Advance if the principal amount of such Advance amounts are prepaid (a) on or prior to the date which is twelve (12) months following the First Amendment Closing Date, three percent (3.00%); (b) after the date which is twelve (12) months following the First Amendment Closing Date and on or prior to the date which is twenty-four (24) months following the First Amendment Closing Date, two percent (2.00%); and (c) thereafter, one percent (1.00%) (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding 2025 Term Loan Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of 2025 Term Loan Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of 2025 Term Loan Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that each Prepayment Charge is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the 2025 Term Loan Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and each Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, Agent and Lenders agree to waive the Prepayment Charge if Agent, Lenders and/or their controlled Affiliates (in their sole and absolute discretion) agree in writing to refinance the 2025 Term Loan Advances prior to the 2025 Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any outstanding Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6               End of Term ~~Charge~~Charges.

(a)                2025 Term Loan End of Term Charge.

(i)                 ~~(a)~~ On any date that Borrower partially prepays the outstanding Secured Obligations pursuant to Section 2.5, Borrower shall pay Lenders a charge ~~of six point ninety-five percent (6.95%)~~equal to the applicable End of Term Charge Percentage multiplied by the principal amount of such 2025 Term Loan Advances being prepaid.

(ii)               ~~(b)~~ On the earliest to occur of (i) the 2025 Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the outstanding Secured Obligations become due and payable, Borrower shall pay Lenders a charge equal to (x) ~~six point ninety-five percent (6.95%)~~the applicable End of Term Charge Percentage multiplied by the aggregate original principal amount of such 2025 Term Loan Advances made hereunder minus (y) the aggregate amount of payments made pursuant to Section 2.6(a) (the “2025 Term Loan End of Term Charge”).

(iii)             ~~(c)~~ Notwithstanding the required payment date of such 2025 Term Loan End of Term Charge, the applicable pro rata portion of the 2025 Term Loan End of Term Charge shall be deemed earned by Lenders as of each date that an applicable 2025 Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(b)                Existing End of Term Charge.

(i)                 On the earliest to occur of (i) September 1, 2027, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the outstanding Secured Obligations become due and payable, Borrower shall pay Lenders a charge equal to Two Million Four Hundred Thirty Two Thousand Five Hundred Dollars ($2,432,500) (the “Existing End of Term Charge”).

(ii)               For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.7               Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the 2025 Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.

2.8               Taxes; Increased Costs. Borrower, Agent and Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.9               Treatment of Prepayment Charge and End of Term ~~Charge~~Charges. Borrower agrees that any Prepayment Charge ~~and~~or any 2025 Term Loan End of Term Charge payable and the Existing End of Term Charge shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge ~~and~~, the 2025 Term Loan End of Term Charge and the Existing End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge, the 2025 Term Loan End of Term Charge and the existing End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge ~~and~~, the 2025 Term Loan End of Term Charge and the Existing End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge ~~and~~, the 2025 Term Loan End of Term Charge and the Existing End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this Section. Borrower expressly acknowledges that its agreement to pay each of the Prepayment Charge, the 2025 Term Loan End of Term Charge and the Existing End of Term Charge to Lenders as herein described was on the Closing Date and continues to be a material inducement to Lenders to provide the 2025 Term Loan Advances.

SECTION 3. SECURITY INTEREST

3.1               Grant of Security Interest. As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Agent a security interest in all of such Borrower’s right, title, and interest in, to and under all of such Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of such Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of such Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2               Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (b) licenses or contracts, which by their terms require the consent of the licensor thereof or another party or provide that an assignment or grant of a security interest therein would violate or invalidate such license or contract or create a right of termination in favor of any other party thereto (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (c) any property, right or asset held by Borrower to the extent that a grant of a security interest therein is prohibited by applicable law, and (d) any Excluded Account.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1               Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)             duly executed copies of the Loan Documents, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)             other than those listed in Section 7.24, duly executed Account Control Agreement(s) with respect to each Deposit Account and account holding Investment Property maintained by Borrower or any Subsidiary (other than Excluded Account);

(c)             a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(d)             copy of resolutions of each Borrower’s Board of Directors, certified by an officer of such Borrower, evidencing (i) approval of the Loan and other transactions evidenced by the Loan Documents, (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf, (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Advance Request or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party, and (iv) acknowledging that the Board of Directors are acting for a proper purpose and that the Loan Documents are in the best interests of that Borrower and for its commercial benefit;

(e)              certified copies of the Charter of Borrower, certified by the Secretary of State of the applicable jurisdiction of organization and the other Organizational Documents, as amended through the Closing Date, of Borrower;

(f)               a certificate of good standing for Borrower from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(g)             certified copies, dated as of a recent date, of searches for financing statements;

(h)             filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens on any Collateral indicated in any such financing statements (other than those constituting Permitted Liens) have been or, in connection with the initial Term Loan Advance, will be terminated or released;

(i)                payment of the Due Diligence Fee (which has been paid prior to the Closing Date), Initial Facility Charge and reimbursement of Agent’s and Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(j)               a duly executed copy of the Perfection Certificate and each exhibit and addendum thereto;

(k)              all certificates of insurance and copies of each insurance policy required hereunder;

(l)               [Reserved];

(m)             [Reserved];

(n)              [Reserved]; and

(o)             such other documents as Agent may reasonably request.

4.2               All Advances. On each Advance Date:

(a)              Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(c), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request;

(b)              The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the applicable Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(c)              Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed;

(d)              With respect to any Tranche 2 Advance, the Loan Parties shall have paid the Subsequent Tranche 2 Facility Charge (which amount may be deducted from such Tranche 2 Advance);

(e)              With respect to any Tranche 3 Advance, the Loan Parties shall have paid the Subsequent Tranche 3 Facility Charge (which amount may be deducted from such Tranche 3 Advance);

(f)               With respect to the 2025 Tranche 1 Advance, the Loan Parties shall have paid the 2025 Tranche 1 Facility Charge (which amount may be deducted from the 2025 Tranche 1 Advance);

(g)              With respect to any 2025 Tranche 2 Advance, the Loan Parties shall have paid the Subsequent 2025 Tranche 2 Facility Charge (which amount may be deducted from such 2025 Tranche 2 Advance);

(h)              With respect to any 2025 Tranche 3 Advance, the Loan Parties shall have paid the Subsequent 2025 Tranche 3 Facility Charge (which amount may be deducted from such 2025 Tranche 3 Advance);

(i)               With respect to any 2025 Tranche 4 Advance, the Loan Parties shall have paid the Subsequent 2025 Tranche 4 Facility Charge (which amount may be deducted from such 2025 Tranche 4 Advance);

(j)               ~~(f)~~ With respect to ~~any~~each 2025 Tranche 2 ~~or~~Advance, 2025 Tranche 3 Advances and 2025 Tranche 4 Advances, on the applicable Advance Date, the Borrower shall ~~deliver to Agent a copy of the Warrant issued~~(i) issue to each Lender that is making ~~a Term Loan~~such Advance a Warrant, in each case substantially in the form of the ~~Warrant~~Warrants issued in respect of the 2025 Tranche 1 ~~Advances~~Advance that is to be delivered on or after the First Amendment Closing Date ~~in accordance with Section 4.1 hereof~~ (the “Closing Date ~~Warrant”)~~Warrants”), except that that the per-share exercise price for each such Warrant will be equal to the volume-weighted average price for a share of the Borrower’s Common Stock reported on the principal exchange or market on which shares of the Borrower’s Common Stock are then traded, for the three (3) consecutive trading days ending on the trading day immediately prior to the date such Warrant is issued; provided that any other changes or ~~other~~ deviations ~~form~~from the terms of such Closing Date ~~Warrant~~Warrants shall be in form and substance reasonably acceptable to Agent, and (ii) deliver to Agent each such Warrant issued to a Lender; and

(k)              ~~(g)~~ Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in Section 4.2(b), Section 4.2(c) and Section 4.4 and as to the matters set forth in the Advance Request.

4.3               [Reserved].

4.4               No Default. As of the Closing Date and at the time of and immediately after each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1               Corporate Status; Execution and Delivery; Binding Effect. Each Borrower is a corporation, limited liability company or partnership, as applicable, duly organized, legally existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or partnership, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date in accordance with this Agreement. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.2               Collateral. Borrower owns or otherwise has the rights to use the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3               Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents to which it is a party, (i) have been duly authorized by all necessary action of Borrower in accordance with its Organizational Documents and, if any, applicable law, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate any provisions of Borrower’s Organizational Documents or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person or Governmental Authority which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4               Material Adverse Effect. Since December 31, 2022, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5               Actions Before Governmental Authorities. There are no actions, suits, claims, disputes or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that ~~is~~are reasonably expected to result in a Material Adverse Effect.

5.6               Laws.

(a)              Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority to which Borrower or such Subsidiaries are subject, where such violation or default could reasonably be expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other Material Agreement to which it is a party or by which it is bound, in each case, where such default could reasonably be expected to result in a Material Adverse Effect.

(b)             Neither Borrower nor any of its Subsidiaries is an “investment company,” a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), or a company “controlled” by an “investment company” under the 1940 Act. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets have been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

(c)             None of Borrower, any of its Subsidiaries, or (to Borrower’s knowledge) any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or (to the knowledge of Borrower) any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7               Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto (in each case, other than forecasts, projections and other forward-looking statements and information of a general economic or industry nature) contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower at the time delivered, and (ii) the most current of such projections provided to Borrower’s Board of Directors, provided that it is understood that the forecasts, projections and other forward-looking statements and information of a general economic or industry nature are based on assumptions made in good faith but are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and that actual results may differ significantly and no assurances are provided by Borrower for any projections made or given.

5.8               Tax Matters. Except as set forth on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file (taking into account any timely filed extensions), (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9               Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9, (i) each of the material registered Copyrights, registered Trademarks and issued Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that the ownership of or use of any material part of the Intellectual Property violates the rights of any third party. Exhibit C is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses or other than “off-the-shelf” licenses or open-source software), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10             Intellectual Property.

(a)              Except as described on Schedule 5.10 (as may be amended or supplemented by Borrower from time to time by written notice to Agent; it being understood that such amendment or supplement shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made), Borrower has all material rights with respect to intellectual property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, except for restrictions that are unenforceable under Division 9 of the UCC or otherwise permitted under this Agreement with respect to Licenses, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material in the operation or conduct of Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee. Except as disclosed on Schedule 5.10, or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d) (provided that such disclosure made in such Compliance Certificate shall not apply to a period covered by a prior Compliance Certificate and shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made), Borrower is not a party to, nor is it bound by, any Restricted License.

(b)              No material software or other materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that requires disclosure or distribution in source code form.

(c)              There are no material unpaid fees or royalties under any Material Agreements that have become overdue. Each Material Agreement is in full force and effect and is legal, valid, binding, and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 5.10(c), to the knowledge of Borrower, neither Borrower nor any of its Subsidiaries, as applicable, is in breach of or default in any manner that could reasonably be expected to materially and adversely affect the Borrower Products under any Material Agreement to which it is a party, and no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination or nonrenewal of any of the Material Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents, that could reasonably be expected to be materially adverse to Agent and Lenders’ interest hereunder.

5.11             Borrower Products. Except as set forth on Schedule 5.11, no material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation in writing, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that could reasonably be expected to adversely affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, notice or claim, challenging or questioning Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim, in each case to the extent such notice or claim could reasonably be expected to be material and adverse in any respect. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others in any material respect.

5.12             Financial Accounts. Exhibit D, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name and address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Neither Borrower nor any Subsidiary owns or holds any Digital Assets.

5.13             Employee Loans. Except for loans constituting Permitted Investments or as described on Schedule 5.13, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14             Investments and Subsidiaries. As of the Closing Date, Senseonics Inc. is a wholly owned subsidiary of the Company. As of the First Amendment Closing Date, each of Eon Management Services, LLC and Eon Care Services, LLC is a wholly owned subsidiary of Senseonics, Inc. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15           Solvency. The fair salable value of the Company’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of the Company’s consolidated liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries are able to pay their debts (including trade debts) as they mature. The amount of any contingent liability at any time shall be computed in accordance with GAAP.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1               Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance covering Borrower and its Subsidiaries, on an occurrence form, against risks and in such amounts customarily insured against by business of Borrower’s size in Borrower’s line of business in similar locations. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of Two Million Dollars ($2,000,000) of commercial general liability insurance for each occurrence. Borrower maintains and shall continue to maintain a minimum of Two Million Five Hundred Thousand Dollars ($2,500,000) of directors’ and officers’ insurance for each occurrence and Five Million Dollars ($5,000,000) in the aggregate. So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations and any other obligations which, by their terms, survive termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the business and assets of Borrower and its Subsidiaries, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2               Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall reflect Agent (shown as “Hercules Capital, Inc., as Agent, and its successors and/or assigns”) is an additional insured for commercial general liability, a ~~lenders~~lender’s loss payable for all risk property damage insurance, subject to the insurer’s approval, and a ~~lenders~~lender’s loss payable for property insurance and an additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer and any other designations as requested by Agent with respect to any other insurance policies of Borrower (including cybersecurity policies). Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and any other endorsements as requested by Agent with respect to any other insurance policies (including cybersecurity policies) of Borrower. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3               Indemnity. Borrower agrees to indemnify and hold Agent, Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all third-party claims, reasonable and documented out-of-pocket costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent such Liabilities arise solely out of gross negligence or willful misconduct of any Indemnified Person. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement, in each case, subject to the applicable statute of limitations.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1               Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)             as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by report detailing an material contingencies (including the commencement of any material contingencies (including the commencement of an material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)             with respect to the first three fiscal quarters of any fiscal year, as soon as practicable (and in any event within forty-five (45) days after the end of each calendar quarter), unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by report detailing an material contingencies (including the commencement of any material contingencies (including the commencement of an material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)              as soon as practicable (and in any event within ninety (90) days after the end of each fiscal year), audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified without qualification (other than any such qualification arising solely from the upcoming maturity date of the Loans) by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent (provided that Borrowers’ accounting firm as of the Closing Date, and any other nationally recognized accounting firm, shall be acceptable), accompanied by any management report from such accountants;

(d)              as soon as practicable (and in any event within thirty (30) days) after the end of each month, a Compliance Certificate;

(e)              as soon as practicable (and in any event within thirty (30) days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)               promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements, information or reports that Company has made available to holders of its Common Stock and copies of any regular, periodic and special reports or registration statements that Company files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(g)              upon request, copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(h)              at the same time and in the same manner as provided to the investors of Borrower that are not members of Borrower’s Board of Directors, such materials prepared and provided by Borrower on a quarterly basis to such investors;

(i)               financial and business projections promptly following their approval by Company’s Board of Directors, and in any event, within sixty (60) days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(j)               [Reserved]

(k)              insurance renewal statements, annually or otherwise promptly upon renewal of insurance policies required to be maintained in accordance with Section 6.1;

(l)               prompt notice of any legal process that could reasonably be expected to result in damages, expenses or liabilities in excess of Five Hundred Thousand Dollars ($500,000); and

(m)             prompt (but in any event no more than two (2) Business Days’) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate and all Financial Statements required to be delivered hereunder shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com, mmcmahon@htgc.com, and bjadot@htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Senseonics Holdings, Inc.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) (f) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) Borrower emails a link thereto to Agent or (ii) Borrower files any such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto.

7.2               Management Rights. Borrower shall permit any representative that Agent or Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, in connection with such inspections and upon seven (7) Business Days’ prior written notice, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lenders shall be entitled at reasonable times and intervals and upon seven (7) Business Days’ prior written notice to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lenders with respect to any business issues shall not be deemed to give Agent or Lenders, nor be deemed an exercise by Agent or Lenders of, control over Borrower’s management or policies.

7.3               Further Assurances. Borrower shall, and shall cause each other Loan Party to, from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens) or otherwise evidence Agent’s rights herein. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby or pursuant to applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4               Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into or the exchange of Indebtedness for, equity securities and the payment of cash in lieu of fractional shares in connection with such conversion or exchange, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Loan Party, or (ii) if such Subsidiary is not a Loan Party, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (d) payments made on Subordinated Indebtedness to the extent permitted under the relevant subordination agreement, (e) prepayment of Indebtedness permitted under clauses (i), (iii), (iv), (ix), and (xii) of the definition of Permitted Indebtedness, (f) payment or prepayment on the account of the Company’s 5.25% Convertible Senior Notes due 2025 (including, without limitation, payments at or prior to maturity, upon redemptions or in connection with privately negotiated exchange transactions) using solely cash proceeds of any offering of Equity Interests of the Borrower after the Closing Date; or (g) as otherwise permitted hereunder or approved in writing by Agent.

7.5               Collateral. Borrower shall at all times (a) keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and (b) shall give Agent prompt written notice of any legal process adverse to the Collateral to the extent such legal process could reasonably be expected to be material and adverse in any respect, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property or assets may be subject to Permitted Liens. Borrower shall not agree with any Person other than Agent or Lenders not to encumber its property other than in connection with Permitted Liens. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iii) customary restrictions on the assignment, sublicense or sublease of leases, licenses and other agreements and (iv) Permitted Licenses. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets to the extent such legal process could reasonably be expected to be material and adverse in any respect.

7.6               Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments. Neither Borrower nor any Subsidiary shall directly or indirectly acquire or own, nor make any Investment in Digital Assets, nor permit any Subsidiary so to do.

7.7               Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than (i) pursuant to employee, officer, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, (ii) repurchases of such shares, stock or Equity Interest deemed to occur upon exercise of stock options or warrants if such repurchased shares, stock or Equity Interest represents a portion of the exercise price of such options or warrants, (iii) repurchases of such shares, stock or Equity Interest deemed to occur upon the withholding of a portion of such shares, stock or Equity Interest granted or awarded to a current or former officer, director, employee or consultant to pay for the Taxes payable by such Person upon such grant or award (or upon vesting thereof), (iv) purchases of capital stock pledged as collateral for loans to employees, provided that such purchases do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate and (v) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with exercises or conversions or exchange of options, warrants and other convertible securities, or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, or (c) except for Permitted Investments, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, or (d) the conversion or exchange of any of its convertible securities into other securities, or (e) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; provided that the aggregate repurchase under clauses (ii) and (iii) above shall not exceed Five Million Dollars ($5,000,000) in any fiscal year. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion or exchange by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or Borrower’s delivery of the conversion consideration in connection therewith or the delivery of Common Stock and Cash in lieu of fractional shares of Common Stock in exchange for, or to induce the conversion of or exchange for, Permitted Convertible Debt Financing; provided that the conversion consideration (or exchange or inducement consideration) paid to such holders is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the conversion or exchange thereof, or the inducement to convert Permitted Convertible Debt Financing, shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year of Borrower), or (ii) the making of any interest payments with respect to any Permitted Convertible Debt Financing to the extent not otherwise prohibited by this Agreement.

7.8               Transfers. Except for Permitted Transfers, Borrower shall not, and shall not permit any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey (“Transfer”) any equitable, beneficial or legal interest in any material portion of its assets (including, without limitation, pursuant to a Division). Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.8 shall not prohibit (i) the conversion or exchange by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or Borrower’s delivery of the conversion consideration in connection therewith or the delivery of Common Stock, and Cash in lieu of fractional shares of Common Stock in exchange for, or to induce conversions of or exchange for, Permitted Convertible Debt Financing; provided that the conversion consideration (or exchange or inducement consideration) paid to such holders is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the conversion or exchange thereof, or the inducement to convert Permitted Convertible Debt Financing, shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year of Borrower).

7.9               Mergers and Consolidations. Borrower shall not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than (a) mergers or consolidations of (~~a~~i) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party or (~~b~~ii) a Loan Party into another Loan Party or (b) dissolution or liquidation of any Immaterial Subsidiary so long as all assets of such Immaterial Subsidiary are (i) transferred to a Loan Party prior to or simultaneously with such liquidation or dissolution or (ii) otherwise Transferred to the extent permitted under Section 7.8). For the avoidance of doubt, Permitted Investments are permitted under this Section 7.9.

7.10             Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or such Subsidiary or the Collateral or upon Borrower’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file when due therefor (taking into account any timely filed extensions) all federal and state income Tax returns and other material Tax returns required by applicable law to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11             Corporate Changes.

(a)              Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Agent.

(b)              Neither Borrower nor any Subsidiary shall suffer a Change in Control.

(c)              Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America.

(d)              If Borrower intends to add any new offices or business locations, including warehouses, containing any portion of Borrower’s assets or property valued, individually or in the aggregate, in excess of Three Hundred Thousand Dollars ($300,000) then Borrower will cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Agent; provided that the foregoing requirements shall not apply to (x) locations outside the United States and (y) locations of contract manufacturing or third party logistics services providers or inventory transit locations where the inventory located therein does not exceed 90 days at a time.

(e)              If Borrower intends to deliver any portion of Borrower’s assets or property valued, individually or in the aggregate, in excess of Three Hundred Thousand Dollars ($300,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Agent; provided that the foregoing requirements shall not apply to (x) locations outside the United States and (y) locations of contract manufacturing or third party logistics services providers or transit locations where the inventory located therein does not exceed 90 days at a time.

(f)               The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than Permitted Businesses.

7.12             Deposit Accounts. No Loan Party shall maintain any Deposit Accounts, any accounts or sub-accounts in connection with an insured cash sweep program, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement on terms and conditions satisfactory to Agent in its sole discretion or such account is an Excluded Account. No Loan Party shall own or hold any Digital Assets.

7.13             Joinder of Subsidiaries. Borrower shall notify Agent of (a) each Subsidiary (other than an Immaterial Subsidiary) formed or acquired subsequent to the Closing Date (including any new Subsidiary formed by Division) and (b) any Immaterial Subsidiary ceasing to be an Immaterial Subsidiary, and, within fifteen (15) Business Days of such formation ~~or~~, acquisition or cessation (or such longer period of time as agreed to by Agent in writing in its sole discretion), shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement and such other documents and instruments as shall be requested by Agent to effectuate the transactions contemplated by such Joinder Agreement (in each case in form and substance acceptable to Agent), or, if requested by Agent, a Guaranty and appropriate collateral security documents to secure the obligations pursuant to such Guaranty (in each case in form and substance acceptable to Agent); it being agreed that if such new Subsidiary is formed by a Division, the foregoing requirements shall be satisfied substantially concurrently with the formation of such Subsidiary.

7.14             [Reserved]

7.15             Notification of Event of Default. Borrower shall notify Agent promptly (and in any event within two (2) Business Days) of the occurrence of any Event of Default.

7.16             [Reserved.]

7.17             Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18             [Reserved.]

7.19             Material Agreement. Borrower shall (a) not, without the consent of Agent, terminate any Designated Agreement or amend any Designated Agreement in a manner that is reasonably expected to have a material negative impact on Agent or Lenders, and (b) give prompt written notice to Agent of entering into a Material Agreement, or materially amending or terminating a Material Agreement that such amendment or termination could reasonably be expected to have a material negative impact on Agent or Lenders.

7.20             Compliance with Laws.

(a)              Borrower (i) shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and (ii) shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business. Borrower shall not become an “investment company,” a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the 1940 Act, or a company controlled by an “investment company” under the 1940 Act, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).

(b)              Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(c)              Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(d)              None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.21             Financial Covenants.

(a)              Performance Covenant. Beginning on ~~July~~January 1, ~~2024~~2026, tested on a quarterly basis from and after such date, Borrower’s T6M Net Product Revenue shall be no less than ~~sixty-five percent (65%) of the projected T6M Net Product Revenue for the trailing six-month period most recently then ended as set forth in the financial projections delivered to the Agent prior to Closing Date or the most recent budget approved by Borrower’s Board of Directors delivered to Agent pursuant to Section 7.1(i) and that is reasonably acceptable to Agent~~the “Covenant Level” set forth on Exhibit K hereto for the applicable trailing six (6) month period (such minimum T6M Net Product Revenue requirements set forth in this sentence, the “Performance Covenant”).

Compliance with the Performance Covenant set forth in the preceding sentence of this Section 7.21(a) shall be waived for any particular quarter to the extent that Borrower maintains either (x) both (1) a minimum fully diluted Market Capitalization of at least $550,000,000 and (2) Unrestricted Cash in an amount not less than ~~fifty~~seventy-five percent (~~50~~75%) of the aggregate outstanding principal amount of the Term Loans or (y) Unrestricted Cash in an amount not less than ~~eighty~~one hundred percent (~~80~~100%) of the aggregate outstanding principal amount of the Term Loans, in each case, at all times during the maintenance period beginning on the first day of such quarter through and including the date on which Borrower has delivered the financial statements and the Compliance Certificate for such quarter in accordance with Sections 7.1(b) (or 7.1(c) for the last quarter of any fiscal year) and (d) to Agent (for the avoidance of doubt, if Borrower fails to so maintain both a minimum Market Capitalization and/or Unrestricted Cash (as applicable and required pursuant to clause (x) or (y)) at all times during such maintenance period in the amounts required pursuant to this sentence, then Borrower shall be required to comply with the Performance Covenant for such quarter).

(b)             Minimum Cash. Borrower shall at all times maintain Unrestricted Cash in an amount not less than ~~thirty percent (30.0%~~eighty percent (80.0%) (provided that such percentage shall be reduced to fifty-five percent (55%) upon the occurrence of the 2025 Tranche 2 Milestone and/or reduced to thirty-five percent (35%) upon the occurrence of the 2025 Tranche 3 Milestone) of the aggregate outstanding principal amount of the Term Loans.

Compliance with the covenant set forth in the preceding sentence of this Section 7.21(b) shall be waived for any particular quarter to the extent that Borrower maintains a minimum fully diluted Market Capitalization of at least $800,000,000 at all times during the maintenance period beginning on the first day of such quarter through and including the date on which Borrower has delivered the financial statements and the Compliance Certificate for such quarter in accordance with Sections 7.1(b) (or 7.1(c) for the last quarter of any fiscal year) and (d) to Agent (for the avoidance of doubt, if Borrower fails to so maintain a minimum Market Capitalization as required by this sentence at all times during such maintenance period in the amounts required pursuant to this sentence, then Borrower shall be required to comply with the financial covenant set forth in this Section 7.21(b) for such quarter).

7.22             Intellectual Property. Each Borrower shall (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. If a Borrower (a) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (b) applies for any Patent or the registration of any Trademark, then such Borrower shall provide written notice thereof to Agent together with (1) the quarterly financial statements delivered pursuant to Section 7.1(b) (or Section 7.1(c) with respect to the last quarter) or (2) the monthly financial statements delivered pursuant to Section 7.1(a) to the extent that (A) any of the events described in either clause (a) or (b) have occurred prior to the date it is required to deliver such monthly financial statements or (B) Borrower has completed its review of the items described in either clause (a) or (b) prior to the date it is required to deliver such monthly financial statements, in each case for such new Intellectual Property obtained or applied for during such reporting period and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If a Borrower decides to register any Copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Agent with at least fifteen (15) days prior written notice of such Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrowers shall, upon request, promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property. Borrower shall use commercially reasonable efforts, as Agent requests, to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (1) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (2) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

7.23           Transactions with Affiliates. Except as otherwise described on Schedule 7.23, Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, other than transactions between Borrower and its Subsidiaries entered into in the ordinary course of business, to the extent expressly permitted by this Agreement.

7.24           Post-Close Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Borrower shall deliver to Agent (or its designated agent):

(a)              Within thirty (30) days of the Closing Date (or such later date as Agent may approve in its sole discretion), insurance endorsements in accordance with the requirements of Section 6.2 of this Agreement;

(b)             Within ten (10) days of the Closing Date (or such later date as Agent may approve in its sole discretion), the original certificates representing the Equity Interests required to be pledged pursuant to the Pledge Agreement, together with an original undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof;

(c)              Within one (1) Business Day of the Closing Date (or such later date as Agent may approve in its sole discretion), an Account Control Agreement with respect to the Deposit Accounts (with account numbers ending in x862 and x858) maintained by Senseonics Inc with Silicon Valley Bank;

(d)              Within three (3) Business Days of the Closing Date (or such later date as Agent may approve in its sole discretion), an Account Control Agreement with respect to the Investment Account (with account number ending in x327) maintained by Senseonics Inc with Silicon Valley Bank; provided that Borrower agrees that until such Account Control Agreement is so delivered to Agent, it shall not permit any proceeds of any 2025 Term Loan Advance to be deposited or otherwise credited to such Investment Account and any failure to comply with such restriction shall be automatically deemed to be an Event of Default;

(e)              Within five (5) Business Days of the Closing Date (or such later date as Agent may approve in its sole discretion), an Account Control Agreement with respect to the Deposit Account (with account number ending in x359) maintained by Senseonics Inc with Silicon Valley Bank; provided that Borrower agrees that until such Account Control Agreement is so delivered to Agent or such requirement otherwise waived by the Agent in its sole discretion, it shall not permit any proceeds of any 2025 Term Loan Advance to be deposited or otherwise credited to such Deposit Account and any failure to comply with such restriction shall be automatically deemed to be an Event of Default; and

(f)               Within thirty (30) days of the Closing Date (or such later date as Agent may approve in its sole discretion), duly executed landlord consents for its (i) chief executive office or its principal place of business and (ii) offices or business locations, including warehouses, containing in excess of Three Hundred Thousand Dollars ($300,000) of Borrower’s assets or property (other than (x) locations outside the United States and (y) locations of contract manufacturing or third party logistics services providers or inventory transit locations where the inventory located therein does not exceed 90 days at a time).

7.25       Permitted Convertible Debt Financing. (a) Make or permit any payment on Permitted Convertible Debt Financing except (i) interest payments to the extent not otherwise prohibited by this Agreement and (ii) Borrower’s delivery of conversion or exchange consideration in connection with the conversion or exchange by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or the delivery of common stock and Cash in lieu of fractional shares of Common Stock to induce the conversion or exchange of Permitted Convertible Debt Financing; provided that the conversion or exchange consideration (or inducement consideration) paid to such holders is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the conversion or exchange thereof, or the inducement to convert or exchange Permitted Convertible Debt Financing, shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year of Borrower), or (b) redeem or repurchase any Permitted Convertible Debt Financing (other than repurchase of Permitted Convertible Debt Financing in exchange for Common Stock and Cash in lieu of fractional shares of Common Stock); provided that the repurchase consideration paid to the holders of Permitted Convertible Debt Financing is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the repurchase thereof shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year of Borrower). In no event shall the foregoing permit Borrower to pay holders of Permitted Convertible Debt Financing Cash in connection with mandatory repurchase rights granted to such holders upon the occurrence of a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term unless the Secured Obligations are paid in full prior to or concurrently with such payment.

SECTION 8. RIGHT TO invest

8.1               Borrower shall give timely prior written notice to Agent of each Subsequent Financing and shall use commercially reasonable efforts to permit the Lenders or their Affiliates, or the assignees or nominees of the Lenders or their Affiliates, to participate in such Subsequent Financings in an aggregate amount of up to Five Million Dollars ($5,000,000) (with respect to all such Subsequent Financings) on substantially the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing (subject to compliance with applicable securities laws and regulations). This Section 8.1, and all rights and obligations granted hereunder, shall terminate upon the earliest to occur of (a) termination of this Agreement and (b) such time that the Lenders or their permitted assigns or nominees have purchased Five Million Dollars ($5,000,000) of Borrower’s Equity Interests in the aggregate.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an “Event of Default”:

9.1               Payments. A Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2               Covenants. A Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a Default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.19, 7.22 ~~and~~, 7.24 and 7.25), any other Loan Document, or any other agreement among Borrower, Agent and Lenders, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a Default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.19, 7.22 ~~and~~, 7.24 and 7.25, the occurrence of such Default; or

9.3               Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; or

9.4               Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5               Insolvency. (a) A Loan Party or any of its Subsidiaries fails to be solvent as described under Section 5.15 hereof; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Advances shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed); or

9.6               Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not (x) covered by independent third-party insurance as to which liability has been accepted by such insurance carrier or (y) otherwise indemnified) shall be rendered against any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Advances shall be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree); or

9.7               Attachment; Levy; Restraint on Business.

(a)              (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or any of its Subsidiaries, or (ii) a notice of lien or levy is filed against any of any Loan Party’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Advances shall be made during any ten (10) day cure period; or

(b)              (i) any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party from conducting all or any material part of its business, in each case, and such attachment, seizure, order or judgement remains unsatisfied, unvacated or unstayed for a period of thirty (30) days after the occurrence of such event thereof;

9.8               Other Obligations. The occurrence of any default under (i) any agreement or obligation of a Loan Party involving any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000) or (ii) any other material agreement or obligation, if a Material Adverse Effect could reasonably be expected to result from such default.

9.9               Governmental Approvals; FDA Action. (a) Any Governmental Approval or Registration shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a regulatory action or any other enforcement action against Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct, in each case, that could reasonably be expected to result in a Material Adverse Effect; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Effect; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability an expense to Borrower or any of its Subsidiaries of Seven Hundred Fifty Thousand Dollars ($750,000) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Seven Hundred Fifty Thousand Dollars ($750,000) or more, or that could reasonably be expected to result in a Material Adverse Effect, even if such settlement agreement is based on previously disclosed conduct; or (iv) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Effect.

SECTION 10. REMEDIES

10.1           General. Upon the occurrence and during the continuance of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the outstanding Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge, the End of Term Charge and the Existing End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to:  (a) only exercisable following the occurrence and during the continuance of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; and (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full and the Loan Documents (other than the Warrant) have been terminated.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations (other than inchoate indemnity obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and the Loan Documents (other than the Warrant) have been terminated. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents (other than the Warrant) or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2             Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent, in an amount equal to the sum of all fees owing to Agent hereunder and under any other Loan Document;

Second, to Agent and Lenders in an amount sufficient to pay in full Agent’s and Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Third, to Lenders, ratably, in an amount equal to the sum of all accrued interest owing to Lenders on the 2025 Term Loan Advances hereunder;

Fourth, to Lenders, ratably, in an amount equal to the sum of the outstanding principal and premium, if any owing to Lenders from Borrower on the 2025 Term Loan Advances hereunder;

Fifth, to Lenders and Agent, ratably (in proportion to all remaining Secured Obligations owing to each), in an amount equal to the sum of all other outstanding and unpaid Secured Obligations (including principal, interest, and the default rate interest set forth in Section 2.4, if required under this Agreement), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations and any other obligations which, by their terms, survive termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3             No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4             Waivers. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10.5             Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2             Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Bryan Jadot and Michael McMahon
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com; bjadot@htgc.com and mmcmahon@htgc.com
Telephone: 650-289-3060

(b)                If to Lenders:

HERCULES CAPITAL, INC.

Legal Department
Attention: Chief Legal Officer, Bryan Jadot and Michael McMahon
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com; bjadot@htgc.com and mmcmahon@htgc.com
Telephone: 650-289-3060

(c)                If to Borrower:

Senseonics Holdings, Inc.

20451 Seneca Meadows Pkwy, Germantown, MD 20876

Attention: Chief Financial Officer

email: Rick.Sullivan@senseonics.com
Telephone: (301) 515-7260

or to such other address as each party may designate for itself by like notice.

11.3             Entire Agreement; Amendments.

(a)              This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated August 10, 2023 and the Non-Disclosure Agreement).

(b)              Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Loan Parties party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences (and Agent or the Required Lenders may, in its or their sole discretion, provide any waiver for the benefit of the Loan Parties in the form of an electronic mail); provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any 2025 Term Loan Advance, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Loan Parties of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 3 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the applicable Loan Parties, Lenders, Agent and all future holders of the Loans.

11.4             No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5             No Waiver. The powers conferred upon Agent and Lenders by this Agreement are solely to protect their rights hereunder and under the other Loan Documents and their interest in the Collateral and shall not impose any duty upon Agent or Lenders to exercise any such powers. No omission or delay by Agent or Lenders at any time to enforce any right or remedy reserved to them, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lenders is entitled, nor shall it in any way affect the right of Agent or Lenders to enforce such provisions thereafter.

11.6             Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lenders and shall survive the execution and delivery of this Agreement for so long as any Secured Obligations (other than any inchoate indemnity obligations) remain outstanding. Sections 6.3, 8.1 11.9, 11.11, 11.14, 11.15, 11.17 and 11.18 shall survive the termination of this Agreement.

11.7             Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents with prior notice to Borrower (except if an Event of Default has occurred and is continuing or such assignment is to an Affiliate of Lender or Agent, in which case no notice shall be required), and all of such rights shall inure to the benefit of Agent’s and Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent upon consultation with Borrower) or any investment fund specializing in distressed debt, it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or endorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or endorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8             Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.9             Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lenders in the State of California, and shall have been accepted by Agent and Lenders in the State of California. Payment to Agent and Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents (other than the Warrant) shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10          Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (other than the Warrant) may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11           Mutual Waiver of Jury Trial / Judicial Reference.

(a)              Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower or any Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)              If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)              In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12          Professional Fees. Borrower promises to pay Agent’s and Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the Loan Documents, including but not limited to reasonable and documented out-of-pocket attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.13          Confidentiality. Agent and Lenders acknowledge that certain items of Collateral and information provided to Agent and Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, representative and other professional advisors if Agent or Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this Section or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information which are no less restrictive than the terms of this Section; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or Lenders or demanded by any Governmental Authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after the occurrence and during the continuance of an Event of Default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information (h) to any investor or potential investor (and each of their respective Affiliates or clients) in Agent or Lenders (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14          Assignment of Rights. Borrower acknowledges and understands that Agent or Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lenders shall relieve Borrower of any of its obligations hereunder. Lenders agree that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15          Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lenders in Cash.

11.16          Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17          No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lenders and the Loan Parties party thereto.

11.18          Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.

11.19          Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20          Multiple Borrowers. Each Borrower hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.

11.21          [Reserved]

11.22         Managerial Assistance. Borrower acknowledges that Lender has elected to be regulated as a business development company under the 1940 Act, and as such is required to make available significant managerial assistance to its portfolio companies. Significant managerial assistance may include, but is not limited to, guidance and counsel concerning the portfolio company’s management, operations, business objectives and policies, arrangement of financing, management of relationships with financing sources, recruitment of management personnel and evaluation of acquisition and divestiture opportunities. Borrower hereby acknowledges and agrees that it may request such assistance at any time from Lender by contacting legal@htgc.com.

11.23          Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

SENSEONICS HOLDINGS, INC.

Signature:	_______________________

Print Name:	_______________________

Title:	_______________________

SENSEONICS, INCORPORATED

Signature:	_______________________

Print Name:	_______________________

Title:	_______________________

Signature Page to Loan and Security Agreement

Accepted in Palo Alto, California:

AGENT:
HERCULES CAPITAL, INC.

Signature:	_______________________
Print Name:	Seth Meyer
Title:	CFO

LENDERS:
HERCULES CAPITAL, INC.

Signature:	_______________________
Print Name:	Seth Meyer
Title:	CFO

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.
By: Hercules Adviser LLC, its Investment Adviser

Signature:	_______________________
Print Name:	Seth Meyer
Title:	Authorized Signatory

Signature Page to Loan and Security Agreement

Table of Addenda, Exhibits and Schedules

Addendum 1:	Taxes; Increased Costs
Addendum 2:	[Reserved]
Addendum 3:	Agent and Lender Terms
Addendum 4:	Multiple Borrower Terms

Exhibit A:	Advance Request
Attachment to Advance Request
Exhibit B:	Name, Locations, and Other Information for Borrower
Exhibit C:	Borrower’s Patents, Trademarks, Copyrights and Licenses
Exhibit D:	Borrower’s Deposit Accounts and Investment Accounts
Exhibit E:	Compliance Certificate
Exhibit F:	Joinder Agreement
Exhibit G:	[Reserved]
Exhibit H:	ACH Debit Authorization Agreement
Exhibit I:	[Reserved]
Exhibit J-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K:	Performance Covenant Levels

Schedule 1.1	Commitments
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 1D	Designated Agreements
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.13	Employee Loans
Schedule 5.14	Capitalization
Schedule 7.23	Affiliate Transactions

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

TAXES; INCREASED COSTS

1.	Defined Terms. For purposes of this Addendum 1:

a.	“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

b.	“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.

c.	“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

d.	“Foreign Lender” means a Lender that is not a U.S. Person.

e.	“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

f.	“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

g.	“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

h.	“Recipient” means Agent or any Lender, as applicable.

i.	“Withholding Agent” means Borrower and Agent.

2.	Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.	Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

4.	Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.	Indemnification by Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 of the Agreement relating to the maintenance of a Participant Register] and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to Lenders from any other source against any amount due to Agent under this Section 5.

6.	Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to the provisions of this Addendum 1, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

7.	Status of Lenders.

a.	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

b.	Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

i.	any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

A.	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.	executed copies of IRS Form W-8ECI;

C.	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

iii.	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

iv.	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

c.	Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

8.	Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9.	Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any 2025 Term Loan Advance or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10.	Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.	Tax Treatment. Each party hereto hereby acknowledges and agrees that the Term Loans are part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which includes the Warrant (the “Term Loans Investment Unit”). For U.S. federal income tax purposes, Borrower, Agent and Lenders acknowledge that the issue price of the Term Loans Investment Unit shall be allocated between the Term Loans and the Warrant based on their relative fair market values as of the Closing Date, as required by Section 1273(c)(2)(B) of the Code and Treasury Regulations Section 1.1273-2(h)(1). Each of Borrower, Agent and Lenders agree (i) to use the agreed upon issue price and fair market value for U.S. federal income tax purposes with respect to the transactions contemplated hereby, and (ii) to prepare and file all Tax returns in a manner consistent with such allocation, and shall not to take any position that is inconsistent with the provision of this Section 11 on any Tax return or in any audit (unless otherwise required by a final determination by the IRS or a court of competent jurisdiction).

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT

[Reserved]

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT

Agent and Lender Terms

(a)       Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and irrevocably authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Agent shall have only those duties which are specified in this Agreement and it may perform such duties by or through its agents, representatives or employees. In performing its duties on behalf of Lenders, Agent shall exercise the same care which it would exercise in dealing with loans made for its own account, but it shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of all or any of the Loan Documents, or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents furnished or delivered in connection herewith or therewith by Agent to any Lender or by or on behalf of Borrower to Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein, as to the use of the proceeds of the 2025 Term Loan Advances, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent. Agent shall not be responsible for insuring the Collateral or for the payment of any Taxes, assessments, charges or any other charges or liens of any nature whatsoever upon the Collateral or otherwise for the maintenance of the Collateral, except in the event Agent enters into possession of a part or all of the Collateral, in which event Agent shall preserve the part in its possession. Unless the officers of Agent acting in their capacity as officer of Agent on Borrower’s account have actual knowledge thereof or have been notified in writing thereof by Lenders, Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default.

(b)       Neither Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be liable to Lenders for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement or of any other Loan Document shall be deemed to impose any duty or obligation on Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on Agent to perform any act or exercise any right or power if such performance or exercise (a) would subject Agent to a Tax in a jurisdiction where it is not then subject to or (b) would require Agent to qualify to do business in any jurisdiction where it is not so qualified. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or under any of the other Loan Documents in accordance with the instructions of Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement unless and until it has obtained the written instructions of Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon Agent in its individual capacity. With respect to its participation in the Loan Agreement hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same rights and powers as though it were not performing the duties and functions delegated to it hereunder and the term “Lender” or “Lenders” or any similar term shall unless the context clearly indicates otherwise include Agent in its individual capacity.

(c)       Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

(d)       Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 3, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(e)       To the extent not reimbursed either by Borrower or from the application of Collateral proceeds pursuant to Section 10.2, a Lender (the “Indemnified Lender”) shall be indemnified by the other Lender (an “Indemnifying Lender”), on a several basis in proportion to each Lender’s pro rata portion of the Term Commitment, and each Indemnifying Lender agrees to reimburse the Indemnified Lender for the Indemnifying Lender’s pro rata share of the following items (an “Indemnified Payment”):

(i)       all reasonable out-of-pocket costs and expenses of the Indemnified Lender incurred by the Indemnified Lender in connection with the discharge of its activities under this Agreement or the Loan Agreement, including reasonable legal expenses and attorneys’ fees; provided, that the Indemnified Lender shall consult with the other Lender regarding the incurrence of such costs and expenses at reasonable intervals (but not more often than monthly) and any such reasonable costs and expenses shall be “Claims” hereunder notwithstanding any disagreement by the other Lender as to their incurrence; and

(ii)       from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against the Indemnified Lender in any way relating to or arising out of this Agreement, or any action taken or omitted by the Indemnified Lender hereunder;

provided, however, that the Indemnified Lender shall not be reimbursed or indemnified for an Indemnified Payment, except to the extent that the Indemnified Lender paid more than its ratable share of such payment. All Indemnified Payments as set forth in this clause (e) to an Indemnified Lender are intended to be paid ratably by the other Lender.

(f)       [Reserved].

(g)       [Reserved]

(h)       Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(i)       Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(i)	be subject to any fiduciary, advisory or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Lenders, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

(j)       In connection with any exercise of Enforcement Actions hereunder, neither any Agent nor any Lender or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct with respect to its duties under this Agreement.

(k)       Each Lender and Agent may execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Lender and Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. No Lender or Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.

(l)       Each Lender agrees that it will make its own independent investigation of the financial condition and affairs of Borrower in connection with the making of 2025 Term Loan Advances pursuant to the Loan Agreement and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Neither Agent nor any Lender shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of all Lenders or to provide the other Lenders with any credit or other information with respect thereto whether coming into its possession before the date hereof or any time or times thereafter and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to Lenders by Borrower.

ADDENDUM 4 to LOAN AND SECURITY AGREEMENT

Multiple Borrower Terms

(a)       Borrower’s Agent. Each Borrower hereby irrevocably appoints Company as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent or any Lender. Agent may rely, and shall be fully protected in relying, on any request for the 2025 Term Loan Advances, disbursement instruction, report, information or any other notice or communication made or given by Company, whether in its own name or on behalf of one or more of the other Borrowers, and Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.

(b)       Waivers. Each Borrower hereby waives: (i) any right to require Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Agent or any Indebtedness of Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon Agent for repayment or recovery of any amount or amounts received by Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to Agent and Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)       Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)       Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Agent to furnish to it any information now or hereafter in Agent’s possession concerning the same or any other matter.

(e)       Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

SCHEDULE 1.1

COMMITMENTS

LENDERS	TRANCHE 1 COMMITMENT	TRANCHE 2 COMMITMENT	TRANCHE 3 COMMITMENT	TRANCHE 4 COMMITMENT	TOTAL COMMITMENT
Hercules Capital, Inc.	$~~21,875,000~~30,625,000	$~~8,750,000~~7,750,000	$~~13,125,000*~~15,500,000	$35,000,000	$~~43,750,000~~88,875,000
Hercules Private Global Venture Growth Fund I L.P.	$~~3,125,000~~4,375,000	$1,250,000	$~~1,875,000*~~2,500,000	$0	$~~6,250,000~~8,125,000
Hercules Growth Lending Fund IV LP	$0	$1,000,000	$2,000,000	$0	$3,000,000
TOTAL COMMITMENTS	$~~25,000,000~~35,000,000	$10,000,000	$~~15,000,000~~20,000,000*	$35,000,000**	$~~50,000,000~~100,000,000

*Tranche 3 Commitment shall be increased by the aggregate amount of the Tranche 2 Commitment to the extent the Tranche 2 Milestone was not achieved ~~after~~by June 15, ~~2024~~2026.

*Tranche 4 Commitment shall be increased by (x) the aggregate amount of the Tranche 2 Commitment to the extent the Tranche 2 Milestone was not achieved by June 15, 2026 and (y) the aggregate amount of the Tranche 3 Commitment to the extent the Tranche 3 Milestone was not achieved by June 15, 2027.